Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports First Quarter 2022 Financial Results

Earnings Per Share Increased 17% to $0.31

Quarterly Dividend Increased to $0.14 per Share

WINTER PARK, Fla.—(BUSINESS WIRE)—May 6, 2022—Ruth’s Hospitality Group, Inc. (the “Company”) (Nasdaq: RUTH) today reported unaudited financial results for its first quarter ended March 27, 2022 and provided a business update.

Year to Date Highlights (1)

●	Opened our first of five anticipated 2022 new restaurants in Aventura, FL. The Company has opened three new Company-owned restaurants in the past two quarters.
●	Announced a second quarter dividend increase to $0.14 from $0.12
●	Repaid $20.0 million of debt on our revolving credit facility during the first quarter and repaid an additional $25.0 million in April
●

First quarter comparable sales were positive compared to both fiscal years 2021 and 2019. By period, comparable restaurant sales and average weekly sales for Company-owned restaurants for the first quarter 2022 were as follows:

(dollar amounts in thousands)	January	February	March	Q1 2022
Comparable Restaurant Sales vs. 2021	49.9%	44.7%	30.5%	41.5%
Comparable Restaurant Sales vs. 2019	-0.2%	11.5%	14.4%	8.1%
Average Weekly Sales (all restaurants)(2)	$108.5	$141.7	$128.0	$124.7

(1)	In order to assist with the review of our quarterly and annual results, we have provided an additional comparison to the same period in 2019 for some of our financial measures.
(2)	Average Weekly Sales is an average of restaurant sales for all Company-owned restaurants.

CEO Comments

Cheryl Henry, President, Chief Executive Officer and Chairperson of the Board of Ruth’s Hospitality Group, Inc., commented, “I’m extremely proud of our team members for delivering impressive first quarter sales and earnings growth.  Given our momentum, we are optimistic about our business, particularly in light of our operational improvements, the strength of our development pipeline for both 2022 and 2023, and positive early results from our digital initiatives, which are clearly benefiting our top line.  While we acknowledge the challenges that still exist at home and abroad, we believe we are well-positioned to deliver on our total return strategy that combines organic growth investments with returning cash to shareholders.”

First Quarter 2022

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Restaurant sales in the first quarter of 2022 were $118.7 million compared to $81.6 million in the first quarter of 2021. Comparable sales increased 41.5% compared to the first quarter of 2021 and 8.1% compared to the first quarter of 2019.

●

Franchise income in the first quarter of 2022 was $4.7 million compared to $3.8 million in the first quarter of 2021. First quarter 2022 comparable restaurant sales at franchisee-owned restaurants increased 24.6% compared to 2021 and 8.1% compared to the first quarter of 2019.

●

Food and beverage costs, as a percentage of restaurant sales, increased 445 basis points to 32.5% compared to the first quarter of 2021. Total beef costs increased 37% compared to the first quarter of 2021.

●

Marketing and advertising and general and administrative costs were 11.2% as a percentage of revenue compared to 10.5% in the first quarter of 2021. The increase was primarily related to planned investments in data and digital initiatives.

●	Net income in the first quarter of 2022 was $10.4 million, or $0.31 per diluted share, compared to net income of $9.1 million, or $0.26 per diluted share, in the first quarter of 2021.

Business and Development Update

●	We opened a new Company-owned restaurant in Aventura, FL in the first quarter of 2022.

●	We expect to open four additional new Company-owned or managed restaurants by the end of 2022. The Company currently has two leases signed for Company-owned restaurants scheduled to open in 2023.

Cash and Debt

As of May 2, 2022, the Company’s cash balance was approximately $50.7 million, with $25.0 million of debt outstanding under its amended and restated credit agreement and $4.7 million of outstanding letters of credit.

Quarterly Cash Dividend

The Company’s Board of Directors declared a quarterly dividend of $0.14 per share payable on June 2, 2022, to shareholders of record as of the close of business on May 19, 2022.

Financial Outlook

Based on current information and its most recent projections, Ruth’s Hospitality Group, Inc. is providing its outlook for the following 2022 operating measures:

●	Fiscal year 2022 restaurant labor expense improvement of approximately 200 basis points (as a percentage of restaurants sales) compared to 2019

●	Fiscal year 2022 combined marketing and general and administrative expenses is expected to be between 10.3% and 10.8% of revenue

●	Effective income tax rate of 17% to 19%

●	Fiscal year 2022 capital expenditures of $53 to $58 million

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss first quarter 2022 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl J. Henry, President, Chief Executive Officer and Chairperson of the Board, and Kristy Chipman, Chief Financial Officer and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 412-317-6026. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 10166325. The replay will be available until Thursday, May 13, 2022. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with 151 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “likely result,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek”, “should,” “target,” “would” and other similar words and phrases.. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to restaurant closures and re-openings, new restaurant openings and acquisitions or closures, capital expenditures, strategy, financial outlook, liquidity outlook, our effective tax rate, and the impact of healthcare inflation and recent accounting pronouncements, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: the negative impact the COVID-19 pandemic has had and will continue to have on our business, financial condition and results of operations; reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; impacts from the conflict in Ukraine, including potential supply disruptions; changes in economic conditions, including inflationary concerns, and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; political conditions, civil unrest or other developments and risks in the markets where the Company’s restaurants are located; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; gains or losses on lease modifications; the impact of litigation; the restrictions imposed by the Company’s credit agreement; changes in, or the suspension or discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; and the inability to secure additional financing on terms acceptable to the Company. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021, and the Company’s other filings with the Securities and Exchange Commission (“SEC”).  Such filings are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - Preliminary and Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 27,	March 28,
	2022	2021

Revenues:
Restaurant sales	$118,713	$81,636
Franchise income	4,730	3,792
Other operating income	2,689	1,855
Total revenues	126,132	87,283
Costs and expenses:
Food and beverage costs	38,611	22,921
Restaurant operating expenses	54,640	37,583
Marketing and advertising	4,915	1,993
General and administrative costs	9,241	7,196
Depreciation and amortization expenses	4,793	5,063
Pre-opening costs	881	445
Total costs and expenses	113,081	75,201
Operating income	13,051	12,082
Other income (expense):
Interest expense, net	(324)	(1,303)
Other	28	44
Income before income taxes	12,755	10,823
Income tax expense	2,342	1,698
Net income	$10,413	$9,125

Basic earnings per share	$0.31	$0.27

Diluted earnings per share	$0.31	$0.26

Shares used in computing net income per common share:
Basic	33,589,838	34,282,733
Diluted	33,885,076	34,599,764
Dividends declared per common share	$0.12	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding the impact of an employee retention payroll tax credit, accelerated stock compensation and severance payments, and certain discrete income tax items. We exclude the impact of the employee retention payroll tax credit, accelerated stock compensation and severance payments, and certain discrete income tax items to improve comparability of diluted earnings per common share between periods.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 27,	March 28,
	2022	2021
GAAP Net income	$10,413	$9,125
GAAP Income tax expense	2,342	1,698
GAAP Income from continuing operations before income taxes	12,755	10,823
Adjustments:
Employee retention credit	—	(300)
Accelerated stock compensation and severance payments	—	445
Adjusted net income before income taxes	12,755	10,968
Adjusted income tax expense (1)	(2,342)	(1,734)
Impact of excluding certain discrete income tax items	(12)	(148)
Non-GAAP Net income	$10,401	$9,086

GAAP Diluted earnings per common share	$0.31	$0.26

Non-GAAP Diluted earnings per common share	$0.31	$0.26

Weighted-average number of common shares outstanding - diluted	33,885,076	34,599,764

(1)  Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.